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                                                           Exhibit-(d)(1)(i)

               FIRST AMENDMENT TO INVESTMENT MANAGEMENT AGREEMENT

                         ING VP NATURAL RESOURCES TRUST

      This First Amendment, effective as of September 2, 2004, amends the Investment Management Agreement (the "Agreement") dated September 1, 2000 between ING VP Natural Resources Trust (the "Trust"), a Massachusetts business trust and ING Investments, LLC, an Arizona limited liability company (the "Manager"), with regards to ING VP Natural Resources Trust, a Series of the Trust.

                                   WITNESSETH

      WHEREAS, the parties desire to amend the Agreement and agree that the amendment will be effective as of September 2, 2004.

      NOW, THEREFORE, the parties agree as follows:

      1. Section 8 of the Agreement is hereby amended by inserting the words "Board approved" in front of "trade association dues."

      2. In all other respects, the Agreement is hereby confirmed and remains in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

                                        ING VP NATURAL RESOURCES TRUST

                                        By: /s/ Robert S. Naka
                                            ---------------------
                                            Robert S. Naka
                                            Senior Vice President

                                        ING INVESTMENTS, LLC

                                        By: /s/ Michael J. Roland
                                            ------------------------
                                            Michael J. Roland
                                            Executive Vice President